Exhibit (p)(10)

CODE OF ETHICS

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Aspen Partners, Ltd. (“Aspen”)and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Aspen Partners, Ltd. and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Aspen and its employees owe a fiduciary duty to Aspen’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Aspen Partners, Ltd. continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Aspen Partners, Ltd. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Aspen has an affirmative duty of utmost good faith to act solely in the best interest of its clients

Aspen Partners, Ltd. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Aspen Partners, Ltd. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Aspen. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Aspen Partners, Ltd. Aspen’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Adam Langley, the Chief Compliance Officer (“CCO”), for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Aspen Partners, Ltd.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Aspen Partners in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Adam Langley, Chief Compliance Officer. The

CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The CCO will periodically report to senior management of Aspen Partners, Ltd. to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

“Access person” means any supervised person who: has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund Aspen Partners, Ltd. or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

“Aspen” or “Aspen Partners” means Aspen Partners, Ltd., a registered investment adviser and portfolio account manager.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

You will be considered to have ‘beneficial ownership’ in a security if (i) you have a Pecuniary Interest in the Security, (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of such Security, or (iii) you have the power to dispose, or direct the disposition of, such Security. If you have any question about whether an interest in a Security or an Account constitutes Beneficial Ownership, you should contact the Chief Compliance Officer.

“Client” means any investment entity or account advised or managed by Aspen Partners, Ltd.

“Funds” means all private investment funds advised by Aspen Partners, Ltd.

“Pecuniary Interest” means any interest in a Security in which you, directly or indirectlly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security.

The term ‘Pecuniary Interest’ is construed very broadly. The following examples illustrate this principle:

(1) ordinarily, you will be deemed to have a ‘Pecuniary Interest’ in all Securities owned by members of your immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationship) who live in your household.

(2) if you are a general partner of a general or limited partnership, you will be deemed to have a ‘Pecuniary Interest’ in all Securities owned by the Partnership.

(3) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a ‘Pecuniary Interest’ in all Securities owned by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio.

(4) if you have the right to acquire equity Securities through the exercise or conversion of a derivative security, you will be deemed to have a ‘Pecuniary Interest’ in such Securities, whether or not your right is presently exerciseable.

(5) your interest as a manger-member in the Securities held by a limited liability company are deemed to be ‘Pecuniary Interests.’

(6) ordinarily, if you are a director or beneficiary of a trust, where either you or members of your immediate family have a vested interest in the principal or income of the trust, you will be deemed to have a ‘Pecuniary Interest’ in all Securities held by the trust.

If you have any question about whether an interest in a Security or an account constitutes ‘Pecuniary Interest’ you should contact the Chief Compliance Officer.

“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Aspen Partners, Ltd. or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Aspen Partners, Ltd. or a control affiliate. acts as the investment adviser or principal underwriter for the fund.

“Security” has the same meaning as it has in Section 2(a)(36) of the Investment Company Act of 1940. The following are Securities

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit), or on any group or index of securities, (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are NOT securities:

Commodities, futures, and options traded on a commodities exchange, including currency futures. However, futures or options on any group or index of securities are Securities.

You should note that ‘Security’ includes a right to acquire a security, as well as an interest in a collective investment vehicle (such as limited partnership or limited liability company).

“Supervised Person” means directors, officers and partners of Aspen Partners, Ltd. (or other persons occupying a similar status or performing similar functions); employees of Aspen Partners, Ltd.; and any other person who provides advice on behalf of Aspen Partners, Ltd. and is subject to Aspen’s supervision and control.

Standards of Business Conduct

Aspen Partners, Ltd. places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and it’s employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Aspen’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Aspen Partners, Ltd. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Aspen Partners, Ltd. to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Aspen Partners, Ltd. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Aspen and their immediate family members.

The law on insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Aspen Partners, Ltd.), while in the possession of material, nonpublic information, nor may any personnel of Aspen communicate material, nonpublic information to others in violation of the law.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Aspen’s securities recommendations and client securities holdings and transactions.

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Aspen Partners, Ltd. (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.

•	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Aspen Partners, Ltd. or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Aspen Partners, Ltd. must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Aspen Partners, Ltd. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

Although Aspen Partners, Ltd. does not typically receive confidential information from publicly traded companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Adam Langley may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Adam Langley shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

Adam Langley may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to Adam Langley and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Responsibilities of Covered Persons

All supervised persons must make a diligent effort to insure that a violation of the Insider Trading statement does not either intentionally or inadvertently occur. In this regard, all supervised persons are responsible for:

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Reading, understanding and consenting to comply with the insider trading policies contained in this Insider Trading statement. (Supervised persons will be requested to sign an acknowledgement that they have read and understood their responsibilities;

•	Ensuring that no trading occurs for their account, for any account for which they have a beneficial interest, for any Client’s account, or in securities for which they have insider information;

•	Not disclosing insider information obtained for any source whatsoever to inappropriate persons. Disclosure to family, friends, or acquaintances will be grounds for immediate termination;

•	Consulting the CCO when questions arise regarding insider tradingn or when potential violations of insider trading are suspected;

•	Ensuring that Aspen receives copies of confirmations and statements from both internal and external brokerage firms for accounts of supervised persons’ immediate families;

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Advising the CCO of all outside activities, directorships, or major ownership (over 5%) in a public company. No supervised person may engage in any outside activities as employee, proprietor, partner, consultant, officer, or director without prior written consent of the CCO;

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Being aware of and monitoring any investors who are shareholders, directors, and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the CCO.

Security

In order to prevent accidental dissemination of material non-public information, personnel will adhere to the following guidelines:

•	Inform management when unauthorized personnel enter the premises;

•	Lock doors at all times in areas that have confidential and secure files;

•	Refrain from discussing sensitive information in public areas;

•	Refrain from leaving confidential information on message devices;

•	Maintain control of sensitive documents including handouts and copies intended for internal dissemination;

•	Ensure that faxes and e-mail messages containing sensitive information are property sent and confirm that the recipient has received the intended message;

•	Do not allow passwords to be given to unauthorized personnel.

Personal Securities Transactions

General Policy

Aspen Partners, Ltd. has adopted the following principles governing personal investment activities by Aspen’s supervised persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised persons must not take inappropriate advantage of their positions.

No supervised person may engage in a transaction in a Security that is also the subject of a transaction by a Client or Fund if such supervised person’s transaction would disadvantage or appear to disadvantage the Client or if such supervised person would profit from or appear to profit from the transaction, whether or not at the expense of the Client. The following specific restrictions apply to all supervised person trading activity:

1.	Any transaction in a Security in anticipation of Client orders (front running) in prohibited;

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Any transaction in a Security which the supervised person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale, by a Client is prohibited until the Client’s transaction has been completed or consideration of such transaction is abandoned;

3.	Any same-day transaction in a Security in which any Client has a pending or actual transaction is prohibited;

4.	Any transaction in a Security during the period which begins ten days before and ends ten days after any Client has traded in that Security is prohibited;

5.	Any short selling or option trading that is economically opposite any pending transaction for a Fund or any other Client is prohibited;

6.

Any transaction in a Security that would result in a supervised person’s profiting in the purchase and sale or sale and purchase, of the same (or equivalent) security within 60 calendar days, is prohibited.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Aspen Partners, Ltd. has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Aspen Partners, Ltd.’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest ;

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Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Aspen Partners, Ltd., or that others might reasonably believe would influence those decisions;

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Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

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Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Aspen Partners, Ltd., including gifts and gratuities with value in excess of $100 per year, must obtain consent from the Chief Compliance Officer before accepting such gift.

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This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Aspen Partners, Ltd.

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This gift reporting requirement is for the purpose of helping Aspen Partners, Ltd. monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Aspen Partners, Ltd., the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Aspen to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to Aspens current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Aspen’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Aspen Partners, Ltd. does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Aspen Partners, Ltd. will require that any financial intermediary, agent or other service provider utilized by Aspen (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Aspen only for the performance of the specific service requested by Aspen;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Aspen Partners, Ltd., or as otherwise required by any applicable law. In the event Aspen is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Aspen shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Aspen Partners, Ltd., from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Aspen Partners, Ltd., must return all such documents to Aspen.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Aspen Partners, Ltd. enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide services to clients;

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Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Aspen Partners, Ltd. and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Aspen Partners, Ltd. has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Aspen’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of the CCO.

Service as a Director

No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Aspen’s clients. Where board service is approved Aspen Partners, Ltd. shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Broker Dealers and Brokerage Accounts

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Securities (other than Exempt Securities) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.

Transactions through brokers or banks are permitted only after the supervised person has:

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Provided written notice to the CCO prior to opening or placing an initial order in an account with such broker or bank, or, if an account with such broker or bank was established prior to the implementation of the Policy and Code, has provided the CCO with written details about the account;

•	Obtained the written clearance of the CCO prior to opening or placing initial orders in such account or, in the case of a pre-existing account, placing any further orders in such account; and

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Provided such or bank with a written notice of the supervised person’s affiliation with Aspen and requested that copies of trade confirmations and statements be sent to the CCO. A copy of such written notice and request should also be provided to the CCO.

Pre-clearance

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by Aspen Partners, Ltd. firm; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Aspen maintains an automated pre-clearance system accessible through the firm’s intranet at www.aspenpartners.com. Clearance must be obtained by entering the securities trading symbol into the system. The system will automatically generate a message either granting or denying approval and explaining any limitations on the trading of the security. Such pre-clearance shall be printed and retained by the employee.

All other Covered Person transactions in Securities (e.g., participation in a privately-negotiated transaction), other than Exempt Transactions, must be cleared in writing by the Compliance Officer prior to the Covered Person entering into the transaction. If a Covered Person wishes to engage in such a transaction, he or she must submit a Trade Preclearance Form to the Compliance Officer. The Compliance Officer will notify a Covered Person within five business days of any conflict and will advise whether the Covered Person’s transaction has been cleared.

Any disapproval of a supervised person transaction will be in writing. A supervised person may appeal any such disapproval by written notice to the CCO within two business days after receipt of notice of disapproval; such appeal shall be resolved promptly by Aspen’s outside counsel.

The CCO monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Transactions Exempt from Preclearance

The following are exempt transaction that do not require pre-clearance:

•	Purchases of excluded Securities;

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Any transaction in Securities in an account over which you do not have any direct or indirect influence or control. There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence;

•	Purchases of Securities under dividend reinvestment plans or under an employer-sponsored, automatic payroll deduction, cash purchase plan;

•	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership;

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Acquisitions or dispositions of Securities as the result of a stock dividend, stock split merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

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Subject to the preclearance restriction applicable to private placements set forth above, acquisitions or dispositions of Securities of a private issuer. A private issuer is a corporation, partnership, limited liability company or other entity which has no outstanding publicly-traded Securities, and no outstanding Securities which are exercisable to purchase, convertible into or exchangeable for publicly-traded Securities. However, you will have Beneficial Ownership of Securities held by a private issuer whose equity Securities you hold, unless you are not a controlling equity holder and do not have or share investment control over the Securities held by the entity.

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Such other classes of transactions as may be exempted from time to time by the CCO based upon a determination that the transactions are unlikely to violate securities regulations. The Compliance Officer may exempt designated classes of transactions from any of the provisions of this Policy and Code except the provisions set forth below under Reporting.

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Such other specific transactions as may be exempted from time to time by the CCO. On a case-by-case basis when no abuse is involved the CCO may exempt a specific transaction from any of the provisions of this Policy and Code except the provisions set forth below under Reporting.

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer which must contain the information described below. It is the policy of Aspen Partners, Ltd. that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO.

The Securities and Exchange Commission (the “SEC”) requirements mainly control these reports. The reports are intended to identify conflicts of interest that could arise when you invest in a Security or hold accounts that permit these investments, and to promote compliance with the Code. Aspen is sensitive to privacy concerns, and will try not to disclose your reports to anyone unnecessarily.

Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information.

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The name of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person;

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A statement (and a letter or other evidence) that you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements and confirmations of all Securities transactions to Aspen, unless Aspen indicates that the information is otherwise available to it.

•	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

Quarterly Transaction Reports

Every supervised person must, no later than ten (10) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the supervised person.

You need not make a quarterly transaction report if it would duplicate information contained in trade confirmations or account statements already received by the Chief Compliance Officer.

Annual Holdings Report

Every supervised person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan;

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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Aspen Partners, Ltd. holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Please ask the CCO if you have questions about reporting requirements.

Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will monitor and review all reports required under the Code for compliance with Aspen’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Aspen.

Any transactions for any accounts of Adam Langley, the Chief Compliance Officer, will be reviewed and approved by Jeremy Standrod, the Executive Vice President or other designated supervisory person.

The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

Records

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A record of any violation of Aspen’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Aspen Partners, Ltd.;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons;

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A record of any decision and reasons supporting such decision to approve a supervised persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Review

This Policy and Code shall be reviewed by Aspen at least annually to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Aspen or supervised persons. Supervised persons are encouraged to contact the Chief Compliance Officer with any comments, questions, or suggestions regarding implementation or improvement of the Policy and Code.